Exhibit 99.1

N  E  W  S     R  E  L  E  A  S  E

Contacts:	Kate Fitzsimons Investor Relations ir@footlocker.com (212) 720-4600 Olivia Mata Corporate Communications mediarelations@footlocker.com (815) 763-3159

FOOT LOCKER, INC. REPORTS 2023 SECOND QUARTER RESULTS

●   Total Sales Decreased 9.9%; Comparable-Store Sales Decreased 9.4%

●   EPS Loss of $0.05 and Non-GAAP EPS Gain of $0.04

●   Lowering 2023 Sales and Earnings Guidance

●   Pausing Dividend to Enhance Flexibility

●   Reiterating Commitment to Lace Up Plan

NEW YORK, NY, August 23, 2023 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its second quarter ended July 29, 2023.

Mary Dillon, President and Chief Executive Officer, said “Our second quarter was broadly in line with our expectations, despite the still-tough consumer backdrop. However, we did see a softening in trends in July and are adjusting our 2023 outlook to allow us to best compete for price-sensitive consumers, while still leaning into the strategic investments that drive our Lace Up plan. Importantly, we are continuing to make progress on our inventory levels and look to best position the business for the upcoming holiday season and into 2024.”

Ms. Dillon continued, “We remain committed to our Lace Up plan as introduced at our March 2023 Investor Day, and we are encouraged by the progress we are making against our strategic priorities heading towards the holiday season. To ensure that we have the flexibility to continue to fund our strategic investments appropriately, we are pausing our quarterly cash dividend beyond our Board’s recently-approved October payout. We intend to update the market on our go-forward capital allocation plans and the timing around our longer-term financial targets when we report fourth quarter results.”

Second Quarter Results

●

Total sales decreased by 9.9%, to $1,861 million, as compared with sales of $2,065 million in the second quarter of 2022. Excluding the effect of foreign exchange rate fluctuations, total sales for the second quarter decreased by 10.2%.

●	Comparable-store sales decreased by 9.4%, driven by ongoing consumer softness, changing vendor mix, and the repositioning of Champs Sports.

Please refer to the Sales by Banner table below for detailed sales performance by banner and region.

●

Gross margin declined by 460 basis points as compared with the prior-year period, driven by an increase in promotional activity, which included higher markdowns, as well as occupancy deleverage and higher shrink.

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●	SG&A increased by 190 basis points as a percentage of sales compared with the prior-year period, with savings from the cost optimization program more than offset by underlying deleverage on the sales decline, inflation, and investments in front-line wages and technology.

●

The Company had a loss of $5 million in the second quarter, as compared with net income of $94 million in the corresponding prior-year period. On a Non-GAAP basis, net income was $4 million, as compared with $105 million in the corresponding prior-year period.

●

For the quarter, the Company had a net loss of $0.05 per share, as compared with income of $0.99 per share in the second quarter of 2022. Non-GAAP earnings per share decreased to $0.04 per share, as compared with $1.10 per share in the corresponding prior-year period.

Balance Sheet

At quarter-end, the Company’s cash and cash equivalents totaled $180 million, while debt on its balance sheet was $450 million.

As of July 29, 2023, the Company’s merchandise inventories were $1.8 billion, 11% higher than at the end of the second quarter last year and sequentially improved from the 25% increase at the end of the first quarter of 2023.

Dividend and Share Repurchases

During the second quarter of 2023, the Company paid a quarterly dividend of $0.40 per share for a total of $37 million. The Company did not repurchase any shares during the second quarter.

To increase balance sheet flexibility in support of longer-term strategic priorities, the company is pausing its quarterly cash dividends beyond its recently-approved payout on October 27 to holders of record on October 13.

Store Base Update

During the second quarter, the Company opened 15 new stores, remodeled, or relocated 16 stores, and closed 108 stores.

As of July 29, 2023, the Company operated 2,599 stores in 26 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 184 franchised stores were operating in the Middle East and Asia.

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2023 Financial Outlook

Fiscal year 2023 represents the 53 weeks ending February 3, 2024.  The Company’s full year 2023 outlook, which includes the 53rd week, is summarized in the table below.

Metric	Prior Guidance	Updated Guidance	Commentary
Sales Change	Down 6.5% to 8.0%	Down 8.0% to 9.0%	Including ~1% from the extra week
Comparable Sales Change	Down 7.5% to 9.0%	Down 9.0% to 10.0%	Continuation of year-to-date trends at mid-point
Square Footage Change	Down ~4%
Licensing Revenue	~$20 million	~$17 million
Gross Margin	28.6% to 28.8%	27.8% to 28.0%	More aggressive markdowns
SG&A Rate	22.4% to 22.6%	22.7% to 22.9%
D&A	~$205 million	~$203 million
Interest	~$16 million	~$12 million
Non-GAAP Tax Rate	32.9% to 33.1%	~33.0%
Non-GAAP EPS	$2.00-$2.25	$1.30-$1.50	Includes $0.15 from the extra week
Adj. Capital Expenditures*	~$305 million	~$290 million	Favorable project pricing and timing

* Adjusted Capex includes capitalized Technology expense

The Company provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking capital expenditures and diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Conference Call and Webcast

The Company is hosting a live conference call at 10:00 a.m. ET today, August 23, 2023, to review these results and provide an update on the business. An investor presentation will be available under the Investor Relations section of the Company’s corporate website before the start of the conference call. This conference call may be accessed live by calling toll-free 1-844-701-1163 or international toll 1-412-317-5490, or via the Investor Relations section of footlocker-inc.com. Please log on to the website 15 minutes prior to the call to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, and 1-412-317-0088 internationally with passcode 7255593 through September 6, 2023. A replay of the call will also be available via webcast from footlocker-inc.com.

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Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, financial outlook, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended January 28, 2023, filed on March 27, 2023. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended July 29, 2023 and July 30, 2022

(In millions, except per share amounts)

	Second Quarter		Year-to-Date
	2023	2022	2023	2022
Sales	$1,861	$2,065	$3,788	$4,240
Licensing revenue	3	3	7	6
Total revenue	1,864	2,068	3,795	4,246

Cost of sales	1,357	1,411	2,706	2,846
Selling, general and administrative expenses	442	452	873	915
Depreciation and amortization	50	51	101	105
Impairment and other	14	12	53	18
Income from operations	1	142	62	362

Interest expense, net	(4)	(5)	(5)	(10)
Other income / (expense), net	—	6	(3)	(19)
Income / (loss) before income taxes	(3)	143	54	333
Income tax expense	2	49	23	107
Net income / (loss)	(5)	94	31	226
Net loss attributable to noncontrolling interests	—	—	—	1
Net income / (loss) attributable to Foot Locker, Inc.	$(5)	$94	$31	$227

Diluted earnings per share	$(0.05)	$0.99	$0.33	$2.36
Weighted-average diluted shares outstanding	94.2	95.1	95.0	96.1

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP financial measures that will be presented will exclude (i) gains or losses related to our minority investments, (ii) impairments and other, and (iii) certain tax matters that we believe are nonrecurring or unusual in nature.

Certain financial measures are identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives and are consistent with how executive compensation is determined.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each item. The income tax items represent the discrete amount that affected the period. The non-GAAP financial information is provided in addition, and not as an alternative, to our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

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Non-GAAP Reconciliation

(unaudited)

Periods ended July 29, 2023 and July 30, 2022

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	Second Quarter		Year-to-Date
	2023	2022	2023	2022
Pre-tax income:
Income / (loss) before income taxes	$(3)	$143	$54	$333
Pre-tax adjustments excluded from GAAP:
Impairment and other (1)	14	12	53	18
Other income / expense (2)	(2)	(6)	(1)	18
Adjusted income before income taxes (non-GAAP)	$9	$149	$106	$369

After-tax income:
Net income / (loss) attributable to Foot Locker, Inc.	$(5)	$94	$31	$227
After-tax adjustments excluded from GAAP:
Impairment and other, net of income tax benefit of $3, $3, $9, and $5 million, respectively (1)	11	9	44	13
Other income / expense, net of income tax benefit of $-, $(3), $-, and $3 million, respectively (2)	(2)	(3)	(1)	15
Tax reserves benefit / charge (3)	—	5	(4)	5
Adjusted net income (non-GAAP)	$4	$105	$70	$260

	Second Quarter		Year-to-Date
	2023	2022	2023	2022
Earnings per share:
Diluted earnings per share	$(0.05)	$0.99	$0.33	$2.36
Diluted EPS amounts excluded from GAAP:
Impairment and other (1)	0.12	0.09	0.47	0.14
Other income / expense (2)	(0.03)	(0.03)	(0.02)	0.16
Tax reserves benefit / charge (3)	—	0.05	(0.04)	0.05
Adjusted diluted earnings per share (non-GAAP)	$0.04	$1.10	$0.74	$2.71

Notes on Non-GAAP Adjustments:

(1)

For the second quarter of 2023, impairment and other included transformation consulting expense of $7 million, impairment charges of $3 million, primarily accelerated tenancy charges on right-of-use assets for the closures of the Sidestep banner and certain Foot Locker Asia stores, and $3 million of reorganization costs, primarily related to the closures of the Sidestep banner and certain Foot Locker Asia stores. For year-to-date 2023, impairment and other included transformation consulting expense of $26 million, impairment charges of $21 million, primarily accelerated tenancy charges on right-of-use assets for the closures of the Sidestep banner and certain Foot Locker Asia stores, and $5 million of reorganizations costs, primarily related to the announced closure of a North American distribution center and the closures of the Sidestep banner and certain Foot Locker Asia stores.

For the second quarter of 2022, impairment and other charges included $9 million of transformation consulting, $1 million of acquisition integration costs, and $2 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges. For year-to-date 2022, impairment and other charges included $10 million of transformation consulting, $3 million of acquisition integration costs, and $5 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges.

(2)

For the second quarter of 2023, other income / expense consisted of a $2 million gain from the sale of our Singapore and Malaysian Foot Locker businesses to our license partner, which was partially offset by our share of losses related to equity method investments of $1 million for year-to-date 2023.

Other income / expense for the second quarter of 2022 primarily consisted of an $18 million gain on the divestiture of the Team Sales business, partially offset by a $12 million loss on minority investments, primarily due to a change in fair value of the investment in Retailors, Ltd., a publicly listed entity. The year-to-date 2022 amount also included $24 million of additional losses on minority investments, primarily from the investment in Retailors, Ltd.

(3)

In the first quarter of 2023, the Company recorded a $4 million benefit related to income tax reserves due to a statute of limitations release. In the second quarter of 2022, we recorded a $5 million charge related to our income tax reserves due to the resolution of a foreign tax settlement. In the second quarter of 2022, the Company recorded a $5 million charge related to the Company's income tax reserves due to the resolution of a foreign tax settlement.

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Sales by Banner

(unaudited)

Periods ended July 29, 2023 and July 30, 2022

(In millions)

	Second Quarter				Year-to-Date
	2023	2022	Constant Currencies	Comparable Sales	2023	2022	Constant Currencies	Comparable Sales
Foot Locker	$704	$752	(5.9)%	(4.6)%	1,448	1,559	(6.5)%	(5.0)%
Champs Sports	293	406	(27.6)	(25.3)	621	860	(27.4)	(24.9)
Kids Foot Locker	146	155	(5.8)	(4.7)	313	335	(6.6)	(6.3)
WSS	145	138	5.1	(7.9)	295	276	6.9	(6.2)
Other	—	37	(100.0)	n.m.	—	90	(100.0)	n.m.
North America	1,288	1,488	(13.1)	(12.4)	2,677	3,120	(13.8)	(12.6)
Foot Locker	416	404	0.2	(1.1)	795	781	1.9	0.5
Sidestep	12	25	(56.0)	(34.7)	26	49	(49.0)	(36.6)
EMEA	428	429	(3.0)	(2.3)	821	830	(1.1)	(1.2)
Foot Locker	102	100	4.0	5.7	200	193	8.3	(20.4)
atmos	43	48	(12.5)	(10.0)	90	97	(3.1)	12.7
Asia Pacific	145	148	(1.4)	0.4	290	290	4.5	8.9
Total	$1,861	$2,065	(10.2)%	(9.4)%	3,788	4,240	(10.0)%	(9.2)%

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Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	July 29,	July 30,
	2023	2022
ASSETS

Current assets:
Cash and cash equivalents	$180	$386
Merchandise inventories	1,831	1,644
Other current assets	360	285
	2,371	2,315
Property and equipment, net	898	899
Operating lease right-of-use assets	2,266	2,526
Deferred taxes	94	74
Goodwill	774	773
Other intangible assets, net	415	432
Minority investments	629	736
Other assets	89	113
	$7,536	$7,868

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$514	$596
Accrued and other liabilities	419	435
Current portion of long-term debt and obligations under finance leases	6	6
Current portion of lease obligations	513	548
	1,452	1,585
Long-term debt and obligations under finance leases	444	449
Long-term lease obligations	2,071	2,287
Other liabilities	322	330
Total liabilities	4,289	4,651
Total shareholders' equity	3,247	3,217
	$7,536	$7,868

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Condensed Consolidated Statement of Cash Flows

(unaudited)

(In millions)

	Twenty-six weeks ended
	July 29,	July 30,
($ in millions)	2023	2022
From operating activities:
Net income	$31	$226
Adjustments to reconcile net income to net cash from operating activities:
Non-cash impairment and other	21	5
Fair value adjustments to minority investments	—	38
Depreciation and amortization	101	105
Deferred income taxes	(3)	8
Share-based compensation expense	4	16
Gain on sales of businesses	(2)	(18)
Change in assets and liabilities:
Merchandise inventories	(194)	(413)
Accounts payable	23	10
Accrued and other liabilities	(97)	(69)
Other, net	(68)	(10)
Net cash used in operating activities	(184)	(102)
From investing activities:
Capital expenditures	(105)	(156)
Purchase of business, net of cash acquired	—	(12)
Minority investments	(1)	(4)
Proceeds from sales of businesses	10	47
Proceeds from minority investments	—	12
Net cash used in investing activities	(96)	(113)
From financing activities:
Dividends paid on common stock	(75)	(76)
Purchase of treasury shares	—	(129)
Payment of obligations under finance leases	(3)	(3)
Shares of common stock repurchased to satisfy tax withholding obligations	(10)	(1)
Treasury stock reissued under employee stock plan	3	3
Proceeds from exercise of stock options	5	3
Contribution from non-controlling interest	—	4
Net cash used in financing activities	(80)	(199)
Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash	3	(5)
Net change in cash, cash equivalents, and restricted cash	(357)	(419)
Cash, cash equivalents, and restricted cash at beginning of year	582	850
Cash, cash equivalents, and restricted cash at end of period	$225	$431

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	January 28,			July 29,	Relocations/
	2023	Opened	Closed	2023	Remodels
Foot Locker U.S.	747	-	8	739	10
Foot Locker Canada	86	-	2	84	4
Champs Sports	486	-	9	477	-
Kids Foot Locker	394	-	4	390	5
WSS	115	12	1	126	-
Footaction	2	-	1	1	-
North America	1,830	12	25	1,817	19
Foot Locker Europe (1)	644	14	18	640	11
Sidestep	78	-	77	1	-
EMEA	722	14	95	641	11
Foot Locker Pacific	94	1	1	94	4
Foot Locker Asia	33	-	20	13	-
atmos	35	1	2	141	-
Asia Pacific	162	2	23	141	4
Total	2,714	28	143	2,599	34

Selling and gross square footage are as follows:

	July 30, 2022		July 29, 2023
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,382	4,110	2,354	4,028
Foot Locker Canada	250	411	250	412
Champs Sports	1,890	2,958	1,760	2,761
Kids Foot Locker	744	1,256	750	1,259
WSS	1,035	1,301	1,301	1,562
Footaction	38	67	3	6
North America	6,339	10,103	6,418	10,028
Foot Locker Europe (1)	1,121	2,322	1,172	2,399
Sidestep	101	191	10	20
EMEA	1,222	2,513	1,182	2,419
Foot Locker Pacific	196	303	219	334
Foot Locker Asia	126	233	52	98
atmos	38	64	35	61
Asia Pacific	360	600	306	493
Total	7,921	13,216	7,906	12,940

(1)  Includes 16 and 14 Kids Foot Locker stores operating in Europe for January 28, 2023 and July 29, 2023, respectively, and the related square footage.

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